Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the August 13, 2012 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies and the December 17, 2012 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies of Alcatel Lucent on Form S-8 of our reports dated March 11, 2013, relating to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”), this report expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the change in presentation of amounts received or paid to settle derivative contracts associated with inter-unit loans and borrowings in the consolidated statement of cash flows; and effectiveness of Alcatel Lucent’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Alcatel Lucent for the year ended December 31, 2012.

/s/ Deloitte & Associés
Deloitte & Associés

Neuilly-sur-Seine, France
March 22, 2013